                                UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                           Commission File Number: 001-13492

                           The Times Mirror Company
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             (Exact name of registrant as specified in its charter)

                  Times Mirror Square, Los Angeles, CA 90053
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Series A Common Stock, Par Value $1.00 per share
                                      and
                    Series C Common Stock, Par Value $1.00 per share
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(i)  [X]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date:0
     -----

Pursuant to the requirements of the Securities Exchange Act of 1934, The Times Mirror Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: June 21, 2000                     By:  /s/ William A. Niese
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                                           Name: William A. Niese
                                           Title: Vice President, General
                                                  Counsel and Assistant
                                                  Secretary